Exhibit (j) under form N-1A
                                            Exhibit 23 under Item 601/Reg. S-K










CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 56 to Registration Statement No. 33- 35827 of BBH Broad Market Fixed Income Fund on Form N-1A of our report dated December 29, 2005, appearing in the Annual Report to Shareholders of BBH Broad Market Fixed Income Fund for the year ended October 31, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 28, 2006